Exhibit 10.17

AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 8th day of February, 2011, by and between MAGLA INTERNATIONAL, L.L.C., a New Jersey limited liability company (the “Company”), having an address at 159 South Street, Morristown, New Jersey, 07960, and JORDAN M. GLATT (the “Executive”), currently residing at 141 Oak Ridge Drive, Summit, New Jersey, 08901.

WHEREAS, Executive desires to enter into an agreement of employment with the Company in accordance with the terms and conditions set forth herein; and

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer and for Executive to serve as General Manager of the Company and as Chief Executive Officer of Ads In Motion, Inc., a Delaware corporation, the sole member of the Company (the “Corporation”) in accordance with the terms and conditions set forth herein,

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Term of Employment. This Agreement shall be effective from the date first above written (the “Effective Date”} and its initial term shall continue in effect until the third anniversary of the Effective Date (such period being the “Initial Term”). This Agreement shall automatically be renewed (“Renewal Term”) for successive three-year periods upon each anniversary of the execution hereof, unless at least ninety (90) days prior to the end of each renewal date either party hereto gives written notice to the other party of its intention not to renew this Agreement and, as provided below, shall remain in effect following a Change in Control. This Agreement may be terminated at any time during its Initial Term or during any Renewal Term solely in accordance with the terms and conditions of Section 5 hereof.

2. Duties.

2.1. Position. The Company hereby employs Executive in a professional capacity with the titles of President and Chief Executive Officer of the Company, and Executive hereby accepts such employment and undertakes and agrees to serve in such capacities. The Corporation agrees that as sole member of the Company, as long as Executive is serving as President and Chief Executive Officer of the Company, Executive shall be the General Manager of the Company and shall be the President and Chief Executive Officer of the Corporation. In such capacities, Executive shall oversee, direct and manage all of the day-to-day operations of the Company and shall have such powers, perform such duties and fulfill such responsibilities typically associated with such positions (“Authority”)(including the positions Executive holds in the Corporation and in connection therewith, Executive’s Authority shall be in accordance with the Authority that Executive would have in publically-owned and held companies) including, without limitation, planning, supervision and control of the operations and financial affairs of the Company, management and direction of the Company’s operating divisions, and such other general powers and duties of an operational or supervisory nature usually vested in the offices held by him. Executive is entering into this Agreement with the understanding that he shall be elected as a Director of the Corporation by the shareholders of the Corporation and on the condition that Executive shall serve on the Corporation’s Board of Directors (the “Board”) as Chairman of the Board. The Corporation agrees to obtain and maintain Officers’ and Directors’ liability insurance covering Executive and other members of the Board in such amounts and under policies as are reasonably satisfactory to Executive. Executive shall use his best efforts to advance the interests and business of the Company. Performance of his duties hereunder shall in no event require that Executive work on a regular basis at any location other than within twenty (20) miles of his present office location. Executive shall devote substantially all of his working time and efforts to the performance of his duties hereunder. Executive shall report directly to the Board of Directors of the Corporation, and shall have the authority to hire and discharge any employee or independent contractor of the Company or its affiliates. Executive shall receive the same compensation and benefits as other members of the Board and which shall be in addition to the compensation and benefits payable to Executive pursuant to Section 3. The provisions of this Agreement shall also be binding upon and inure to the Company, Corporation and Executive for the positions Executive holds in the Corporation. Accordingly, Executive shall receive no additional compensation for serving as an officer of the Corporation, unless Executive and the Corporation mutually agree otherwise.

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2.2. Limitation on Other Employment. During the term of his employment hereunder, Executive will not engage in any other occupation for gain, profit or pecuniary advantage, without the consent of the Board of Directors of the Corporation; provided, however, that this limitation shall not be construed as preventing him from (a) serving on the board of directors of any corporation not directly competitive with the Company, or engaging in charitable or civic activities and (b) investing or trading in securities or other forms of investment, in each case so long as such activities do not materially interfere with the performance of his duties hereunder and such investments do not represent the ownership of 5% or more of the capital stock of publicly traded entities.

2.3. Indemnification. The Company and the Corporation shall indemnify Executive for all amounts (including without limitation, judgments, liens, settlement payments, expenses and attorneys’ fees) incurred or paid by Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Executive of services for, or the acting by Executive as an officer (including Chairman of the Board) or employee of, the Company or the Corporation, or any other enterprise at the Company’s request.

3. Compensation.

3.1. Base Salary. In consideration of the services rendered hereunder, the Company shall pay Executive during the Initial Term of this Agreement a base salary at the rate of Three Hundred Fifty Thousand ($350,000.00) Dollars per annum or at such higher rate as the Corporation’s Board of Directors may reasonably determine (“Base Salary”) payable by the Company in accordance with the Company’s normal payroll practices and shall also be subject to normal payroll deductions. If, during the first three (3) months of employment (or such other period as Executive may determine), Executive believes that it is in the best interest of the Company that Executive’s Base Salary be reduced for a period of time, Executive shall so inform the Company and his Base Salary shall be reduced accordingly. However, notwithstanding such reduction on a temporary basis, Executive shall be entitled to receive any Base Salary not so paid upon Executive requesting payment of same.

The amount of Executive’s Base Salary shall be reviewed annually by the Board of Directors of the Corporation, but shall not be reduced without written consent of Executive and shall in all events be increased annually by at least the percentage change in the Consumer Price Index for Urban Wage Earners - New York, N.Y. - Northeastern N.J. (“CPI”). Executive and the Corporation may agree on a higher Base Salary for any Renewal Term of this Agreement but if they do not agree by the beginning of a Renewal Term, Executive’s Base Salary shall be the Base Salary he received in the year immediately prior to the Renewal Term increased by the percentage change in the CPI.

3-2. Bonus. To further the attainment of the Company’s long-term profit and growth objectives, Executive shall be eligible to receive an incentive bonus on an annual basis (“Bonus”). Specific annual entitlements to bonus awards shall be predicated on Executive’s performance and subject to the Company achieving its operating targets and other criteria determined by the Board. It is anticipated that the Bonus shall be $150,000 annually but the amount thereof is not guaranteed and shall be determined by the Board.
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4. Benefits.

4.1. Benefit Programs. Executive shall be entitled to participate in any and all employee benefit plans or any other fringe benefit programs of any kind or nature made available now or in the future by the Company or the Corporation (including, by way of example, equity compensation plans, stock option or stock bonus plans, health care coverage, profit sharing, retirement, pension, life insurance, paid holidays, sick leave, dental, vision, accident, vacation or disability) in which other employees of the Company or the Corporation are entitled to participate and Executive shall be entitled to receive all emoluments or benefits as may be provided for thereunder, subject to the terms and condition of any such plans, in addition to all of the rights and benefits provided for herein (“Benefit Programs”). The cost of providing all of the foregoing shall be in addition to the compensation payable to Executive pursuant to Section 3. The Company shall continue to pay the premiums on life insurance covering the life of Executive as was being paid by Magla Products prior to the execution of this Agreement. Executive’s participation in all Benefit Programs shall be at a level and on terms and conditions that are commensurate with his positions and responsibilities. Further, the Company shall pay the cost of Executive’s membership in such professional associations as Executive may determine, including the costs and expenses of Executive attending any seminars, conventions or meetings of such professional associations (including travel, lodging, meals and related expenses).

4.2. Vacation. Executive shall be entitled to five (5) weeks of vacation with pay during each twelve (12) month period of employment under this Agreement.

4.3. Automobile and Other Expenses. The Company will provide Executive with an automobile of the type currently provided to him by Magla Products, L.L.C. (a predecessor to the Company, being an Audi A8) and the Company will pay, or reimburse him for, all expenses of such automobile (including, without limitation, insurance, service, repairs, gasoline, tires, oil, washing and detailing). The Company will also reimburse Executive for his ordinary and customary business expenses incurred in the performance of his duties hereunder (including, without limitation, those expenses incurred in connection with business-related travel and entertainment and in promoting the business of the Company as well as Executive’s dues and expenses for a luncheon club), for a comprehensive annual physical examination by a physician of his choice and for tax planning, preparation of income tax returns, legal fees for estate planning, review and negotiation of contracts he enters into with the Company and the Corporation and financial counseling by professionals of his choice.

4.4. Working facilities. The Company shall furnish Executive with facilities and services adequate for the performance of his duties including office space, a secretary, furniture, fixtures, equipment, supplies, computer, cell phone and other equipment, employees and assistants as are suitable to his position and appropriate for the performance of his duties.

5. Termination,

5.1. Termination by the Company for Cause,

(a)  Definition. The Company may terminate Executive’s employment hereunder for “Cause” which shall be limited to:

(i) Gross neglect or dereliction of Executive’s duties or other grave misconduct by him and the failure to cure such situation within thirty (30) days after receipt of a notice thereof from the Board of Directors of the Corporation; or

(ii) Executive’s engaging in conduct which has caused demonstrable and serious injury to the Company or the Corporation, monetary or otherwise, as evidenced by a written determination authorized by the Board of Directors of the Corporation; or

(iii) Executive’s conviction for a felony or for any lesser crime which involves the property of the Company or the Corporation.

(b) Notwithstanding the foregoing, no purported termination for Cause pursuantto subsection (a)(ii) of this Section 5.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Board of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based; and (ii) Executive shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the reasonable discretion of the Board.

(c) Compensation upon Termination For Cause. Upon the termination of Executive’s employment for Cause, the Company shall pay Executive his Base Salary, accrued but unpaid vacation time, prorated Bonus, continued participation in the Benefit Programs through the effective date of such termination and reimbursement for expenses incurred in accordance with Section 4.3.

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5.2, Termination For Disability or Death.

(a) Disability. The Company may terminate Executive’s employment hereunder in the event of Executive’s permanent disability. For the purposes of this Agreement, permanent disability shall mean Executive’s inability, whether mental or physical to perform the regular duties of his employment on a full-time continuous basis for nine (9) consecutive months (the “Disability Period”). If a policy of disability insurance is in effect insuring Executive, then in no event shall Executive be deemed to be disabled until he is determined to be entitled to receive disability income payments pursuant to such disability policy. During the Disability Period, the Company shall (i) pay Executive his full Base Salary then in effect, as well as any Bonus to which he would otherwise be entitled, reduced by any amounts to which he actually receives under any disability plan maintained by the Company or the Corporation during the Disability Period, and (ii) shall continue his participation in all Benefit Programs. The Company shall notify Executive in writing of any such finding on its part at the end of the Disability Period. If the Company and Executive are unable to agree whether he is so disabled the question shall be decided by a panel of three physicians, one to be designated by the Company or the Corporation, one by Executive and one by the first two so designated. The determination of the panel shall be final and binding upon the parties with costs of the panel to be paid by the Company.

(b) Death. Executive’s employment hereunder will terminate upon Executive’s death.

(c) Compensation Upon Termination For Disability or Death.

(i) If the Company terminates Executive’s employment due to permanent disability, pursuant to Subsection 5.2(a) herein, the Company shall pay Executive his monthly Base Salary then in effect for one (1) year after his termination, reduced by any amounts to which he actually receives under any disability plan maintained by the Company and shall pay Executive when due, a pro-rata portion of the Bonus otherwise due corresponding to the period of his employment during the termination year and accrued but unpaid vacation time.

(ii) If Executive’s employment is terminated due to his death, pursuant to Subsection 5.2(b) herein, the Company shall pay Executive’s estate or designated beneficiary (A) Executive’s Base Salary and any other amounts due or earned through the date of death, and (B) until the end of the fiscal year in which occurred the date of death or, if greater, for six months following the date of death, Executive’s Base Salary as then in effect, and (C) when due, a pro-rata portion of the Bonus otherwise due corresponding to the period of his employment during the termination year and (D) accrued but unpaid vacation time.

(d)  Benefits upon Termination for Death or Disability.

(i) If the Company terminates Executive’s employment due to his permanent disability, pursuant to Subsection 5.2(a) herein, the Company shall continue to provide him and his dependents coverage under the Benefit Programs, at his option, for the longer of Executive reaching the age of sixty-five (65) or the period required by applicable law. The Company shall provide such coverage at its expense (except with respect to those costs for which Executive was responsible prior to the termination of employment).

(ii) If Executive’s employment is terminated due to his death, pursuant to Subsection 5.2(b) herein, the Company shall continue to provide Executive’s dependents health care coverage, at their option, for the longer of one (1) year after his death, the period for which Executive’s children would be considered dependents for health insurance purposes, or the period required by applicable law. The Company shall provide such coverage at its expense (except for those costs for which Executive was responsible prior to this death).

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5.3. Termination By Executive.

(a)  Good Reason. Executive may terminate his employment during his employment hereunder for “Good Reason” (i) upon the failure by the Corporation (or its shareholders as the case may be) to elect or reelect or to appoint or reappoint Executive as a member of the Board of Directors of the Corporation or to the offices of President and Chief Executive Officer of the Company, President, Chief Executive Officer and Chairman of the Board of the Corporation or Executive not serving as General Manager of the Company, provided that the Corporation is the sole member or owns such membership interests or other interests in the Company giving the Corporation voting control of the Company or (ii) after the occurrence, without the written consent of Executive, of an event constituting a material breach of this Agreement by the Company or the Corporation that has not been fully cured within ten (10) business days after written notice thereof has been given by Executive to the Company and the Corporation, or (iii) upon the occurrence of any action taken by the Company or the Corporation which would constitute a constructive termination; provided, that, in addition to and without limiting the generality of the foregoing, on and after a Change in Control (as defined in Section 5.3(c)) herein), any one of the following events shall be deemed a material breach of this Agreement:

(i) the assignment to Executive of any duties inconsistent with Executive’s then status as an executive officer of the Company and/or the Corporation or a substantial adverse alteration in the nature of Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by the Company in Executive’s Base Salary as in effect immediately prior to the Change in Control;

(iii) a reduction in the Bonus based upon reasonable criteria is determined following the Change in Control;

(iv) the relocation of Executive’s principal place of employment to a location more than twenty (20) miles from the place of such employment immediately prior to the Change in Control;

(v) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under Section 4, as in effect immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any fringe benefit enjoyed by Executive immediately prior to the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of the amount provided in Section 4 or of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to Change in Control, whichever is greater;

(vi) the failure of a successor to the Company to expressly assume and agree to perform this Agreement pursuant to Section 5.6 hereof.

(vii) notwithstanding subsections (i) - (iv) above, in the event that at any time during Executive’s employment under this Agreement, the Company or the Corporation experiences a Change in Control and, within either six (6) months before the Change in Control or twelve (12) months after the Change in Control, Executive’s employment is terminated without Cause.

(viii) Executive is not serving as General Manager, President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Corporation, unless any of such positions have been terminated for Cause,

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(b)  Compensation and Benefits upon Termination by Executive.

(i) In the event of a termination of this Agreement by Executive, without Good Reason, the Company shall provide to him his Base Salary, the pro-rata portion of the Bonus otherwise due corresponding to the period of his employment during the termination year, reimbursement for expenses incurred in accordance with Section 4.3 and continued participation in the Benefit Programs, through the effective date of such termination as well as accrued but unpaid vacation pay. Executive’s employment shall be deemed to continue for the balance of the Agreement for purposes of determining his participation in the Benefit Programs; provided, however, that if such participation by him after termination of employment is not permitted under any such plan, the Company will provide him with the equivalent benefits. The Company will pay the total costs of Executive’s participation in such plans or the equivalent thereof. During the peiiod Executive will have full use of the Company-supplied automobile. Executive also will be provided with out-placement assistance utilizing a consultation service designated and paid for by the Company,

(ii) If Executive terminates his employment hereunder for Good Reason, Executive shall continue to receive his Base Salary then in effect for the balance of this Agreement, but for not less than two (2) years, Bonus and participation in Benefit Programs, reimbursement for expenses incurred in accordance with Section 4.3, accrued but unpaid vacation pay and may retain any computer and cell phones provided for him (the “Severance Period”).

The salary and fringe benefits to be paid or provided under this Section 5.3(b)(ii) are referred to herein as the “Termination Compensation”. Executive shall not be entitled to any Termination Compensation unless: (i) Executive complies with all restrictions in Section 6, and (ii) Executive executes and delivers to the Company after a notice of termination a release in form and substance acceptable to the Company, by which Executive releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company’ s obligations with respect to the Termination Compensation, and that release shall not affect Executive’s right to indemnification, if any, for actions taken within the scope of his employment or as an officer of the Company or the Corporation. The Company and the Corporation shall also release Executive from any and all obligations and liabilities. Notwithstanding anything herein, no Termination Compensation shall be paid or otherwise provided until all applicable revocation periods have fully expired, and the mutual release becomes fully and finally enforceable. The parties hereto acknowledge that the Termination Compensation to be provided under this Section 5.3(b)(ii) is in consideration for Executive’s release.

(c) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall mean, and be deemed to have occurred upon: (i) a sale or transfer of substantially all of the classes of stock of the Corporation or the membership interests (or other equity interests) of the Company in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization to which the Company or the Corporation is a party (except for a merger, consolidation or reorganization in which the Company or the Corporation is the surviving entity) and, after giving effect to such merger, consolidation or reorganisation, the holders of the Corporation’s outstanding capital stock (on a fully-diluted basis) or the owners of membership interests of the Company immediately prior to the merger, consolidation or reorganization, are not the holders of the capital stock or the owners of membership interests holding a majority of the voting power of the Corporation or the Company, as the case may be after the merger, consolidation or reorganization; (iii) any sale or series of sales of shares of the Corporation’s capital stock or the Company’s membership interests by the holders or owners thereof, as the case may be, which results in any person or group of affiliated persons owning capital stock or membership interests holding a majority of the voting power of the Corporation or the Company, as the case may be, being different than the owners of such capital stock of the Corporation or such membership interests in the Company, as the case may be, prior to any such sale or series of such sales; (iv) any circumstance by which the persons who constitute the Corporation’s Board of Directors as of the date hereof cease for any reason to constitute a majority of the directors of the Corporation; or ((v) the Corporation is not the sole member of the Company.

5.4. Compensation Upon Termination by the Company without Cause. If the Company terminates Executive’s employment hereunder without “Cause,” the Company shall pay Executive the amounts described in Section 5,3(b)(ii).

5.5. Insurance. As soon as practicable and if available on commercially reasonable terms, the Company shall purchase key man insurance sufficient to cover its severance obligations to Executive under Sections 5.1(b), 5.2(b), 5.3(b), and 5.4,

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5.6. Successor. The Company, or any entity which controls the Company, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred. Failure of the Company or a controlling entity to obtain such agreement prior to the effective date of any such succession followed by failure of the successor to honor this Agreement shall be a breach of this Agreement and shall entitle Executive to the rights and benefits hereunder as though he had terminated his employment with the Company for Good Reason pursuant to paragraph 5.3 hereof (including those provisions which concern compensation following a Change in Control), whether or not he terminates his employment with the Company. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to all or substantially all of its business or assets which becomes bound by all of the terms and conditions of this Agreement.

5.7. No Mitigation by Executive. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive becomes employed with another employer and is eligible to receive health and/or medical benefits under such other employer’s plans, Executive’s continued benefits and/or plan coverage as set forth in Sections 5.2(d), 5.3 or 5.4, as the case may be, shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans.

6. Restrictions.

6.1. Confidential Information. Executive agrees that during and after the period of his employment he will not, without authorization from the Company, divulge, disclose or otherwise communicate to any person or company any information of a confidential nature pertaining to specific details of the Company’s or the Corporation’s business, functions or operations, except in connection with the discharge of his duties hereunder, or pursuant to the order of a court of competent jurisdiction. Executive further agrees that, upon termination of his employment with the Company for any reason, he will promptly return to the Company all books and records of or pertaining to the Company’s or the Corporation’s business, and all other property belonging to the Company or the Corporation which is in his custody or possession.

6.2. Non-Compete. During his employment by the Company and in the event he is terminated by the Company for Cause or terminates his employment without Good Reason, for twelve (12) months thereafter, subject to Section 2.2 above, Executive shall not compete with the Company in any activity relating to the business of the Company as conducted by the Company during the term of this Agreement. For purposes of the preceding sentence, competition shall include, without limitation, direct or indirect competition by Executive, whether as an owner, officer, director, employer, partner, consultant, advisor, contractor, principal, agent, licensor, employee or affiliate of a person firm, venture or corporation that so competes with the Company. Without the prior written approval of the Board of Directors, provided the Corporation is the sole member of the Company, and if not, without the prior written approval of the Company, Executive further agrees that during the twelve (12) month period following the termination of this Agreement for any reason he will not solicit for employment any employee of the Company or the Corporation.

6.3. Cause of Action. The parties hereby declare that the rights of the Company are of a unique nature, the loss of which may cause irreparable harm, and that it may be impossible to measure in money the damages which will accrue to the Company or the Corporation by reason of the loss of such rights or a failure by Executive to perform or adhere to any of the obligations under Sections 6.1 and 6.2 hereof. Executive expressly acknowledges that remedies at law alone will be inadequate to compensate the Company for any breach or violation of any of the provisions of Sections 6.1 or 6.2 hereof, and that the Company, in addition to all other remedies hereunder or thereunder, shall be entitled, as a matter of right, to seek injunctive relief, including specific performance, with respect to any such breach of violation, in any court of competent jurisdiction.

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7. Arbitration.

7.1. ADR. Any and all disputes, claims and controversies between the parties hereto concerning the validity, interpretation, performance, termination or breach of this Agreement, which cannot be resolved by the parties within ninety (90) days after such dispute, claim or controversy arises (collectively, “Issue”) shall be finally and non-appealably resolved solely and exclusively as provided in the New Jersey Alternative Procedure for Dispute Resolution Act, N.J.S.A. 2A:23A-1 et seq. (“Act” or “ADR”), in lieu of all other judicial, administrative and other remedies of every nature whatsoever. The Company shall pay Executive’s legal fees and expenses relative to any ADR Executive has with the Company or the Corporation.

7.2. Waiver of Trial. Except as specifically provided under the Act the parties hereby irrevocably waive all rights whether state, federal or otherwise to trial by jury and Court appeal or other review regarding any Issue.

7.3. Notice of Dispute. By written notice (“Notice of Dispute”) to all other parties, any party may make a demand for alternative dispute resolution to be conducted pursuant to the Act requiring that the Issue(s) detailed therein be submitted to an umpire authorized under the Act and selected by the parties as hereinafter provided (“Umpire”). The parties shall appoint an Umpire of the ADR within twenty (20) business days after the date of any such Notice of Dispute.

(a) Written notice (“Notice of Designation”) shall be given collectively by all parties to the Umpire selected. In the event any Umpire chosen is unable or unwilling to serve, the parties shall designate in writing another agreeable Umpire from the group of persons described below. This process shall continue until an Umpire has been selected who is able and willing to serve, but in no event beyond thirty (30) days after the date of any Notice of Dispute. The order of preference regarding selection of an Umpire is:

(x) Any retired or former judge of a New Jersey Superior Court;

(y) Any retired or former U.S. Federal District Court Judge who sat on the Federal District Court in the State of New Jersey; or

(z) Such other person as to whom the parties shall agree in writing.

Any Umpire chosen shall be able promptly to hear ADR and render a decision thereon. No Umpire shall be (i) a current or former employee of any political party, (ii) associated with any aspect of New Jersey government (except a retired or former New Jersey Superior Court judge) or (iii) subject to disqualification pursuant to the standards set forth for judges in Paragraph 3c of the American Bar Association Code of Judicial Contact.

If the parties fail to select an Umpire, or if all Umpire(s) designated shall have failed to accept the appointment within forty-five (45) days from the date of the Notice of Dispute, for purposes of the Act the parties shall be deemed to have failed to select an Umpire. Upon application by any party, an Umpire shall then be appointed by the New Jersey Superior Court as provided under Section 9a of the Act.

(b) Trial hearings held pursuant to Section llg of the Act shall be held continuously on all regular court days unless otherwise specifically ordered by the Umpire for good cause shown due to unusual circumstances, as detailed in a determination made by the Umpire upon application of any party. Within fifteen (15) days after completion of the ADR, the Umpire shall render his decision and award in writing.

(c) The Umpire shall order the non-prevailing party to pay the legal fees and disbursements of the prevailing party, including the fees of the Umpire. Should no party be designated as the “prevailing party,” then each party shall pay its own legal fees and disbursements and shall equally share the fees of the Umpire.

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(d) Except as otherwise provided herein, the provisions of the Act shall govern the procedures, methods and rights of the parties pertaining to any ADR.

8. Miscellaneous.

8.1. Notices. Any notices, requests, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be sent by hand delivery, overnight courier, facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, and shall b e deemed given on the third (3rd) business day after being mailed by certified or registered mail or upon receipt if by hand delivery, overnight courier or facsimile transmission, and addressed to the respective party at the address set forth in this Agreement and to such party’s attorney or such other party or address as may be expressly designated by any party by notice given in accordance with the foregoing provisions.

8.2. Nonwaiver. The failure of either party to insist on strict performance of any of the covenants or conditions of this Agreement, or to exercise any right or option herein conferred in any one or more instances, shall not be construed as a waiver or a relinquishment for the future of such covenants, conditions, rights or options, but the same shall remain in full force and effect; and the doing by Executive or the Company of any act or thing which Executive or the Company is not obligated to do hereunder shall not be deemed to impose any obligation upon Executive or the Company to do any similar act or thing in the future or in any way change or alter any of the provisions of this Agreement.

8.3. Partial Invalidity. If any provision of this Agreement is held to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of other provisions of this Agreement.

8.4. Entire Agreement. All understandings and agreements heretofore had between the parties hereto are merged into this Agreement which alone fully and completely expresses their agreement. No change may be made in this Agreement except by subsequent written agreement entered into by the parties hereto. A fully executed copy shall be deemed an original for all purposes.

8.5. Binding on Successors. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including as provided in Section 5.6. This Agreement shall also inure to the benefit of and be binding upon Executive and his heirs, personal and legal representatives, but Executive’s rights and obligations hereunder may not be assigned or pledged by him.

8.6. Agreement Confidential. Both Executive and the Company (and the Corporation) will keep the terms of this Agreement confidential provided that this provision shall not restrict any disclosure by the Company pursuant to any applicable law, regulation or judicial order or by Executive to his attorney, accountant and immediate family members.

8.7. Further Assurances. The parties will take such further action and execute such other documents as are reasonably necessary to effectuate the purposes, terms and conditions of this Agreement.

8.8. Survival. Except as otherwise provided in this Agreement, the terms and conditions of Section 6 and the right to receive monies owed but unpaid and benefits under this Agreement shall survive the termination of this agreement for any reason.

8.9. Representations of Executive. Executive represents and warrants to the Company that Executive is under no contractual or other restriction which is inconsistent with his execution of this Agreement, the performance by him of his duties under this Agreement or the other rights of the Company under this Agreement.

8.10. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

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8.11. Gender. All references made and all nouns and pronouns used herein shall be construed in the singular or plural and in such gender as the sense and circumstances require.

8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes hereof, but all of which together shall constitute one and the same instrument. A fully executed copy shall be deemed an original for all purposes.

8.13. Governing Law. This Agreement is delivered in and shall be governed by and construed under the laws of the State of New Jersey without giving effect to its conflict of law rules.

8.14. Section 409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company commence payment or distribution to Executive of any amount that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, earlier than the earliest permissible date under Section 409A of the Code that such amount could be paid or distributed without the imposition of additional taxes or interest under Section 409A of the Code. If any payments or distributions are delayed pursuant to the immediately preceding sentence, the Company will accrue such amounts without interest during such period as the payment or distribution may be required to be deferred under Section 409A of the Code, and will become payable in a lump-sum payment on the first business day that such amount could be paid or distributed without additional taxes or interest being imposed under Section 409A. The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Agreement complies with Code Section 409A.

8.15. Corporation as Sole Member of Company. The pro visions of this Agreement applic able to the Corporation shall be in effect only if the Corporation is the sole member of or owns a majority of the membership interests in the Company,

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the day and year first above written.

MAGLA INTERNATIONAL, L.L.C. “Company”

By:	/s/ Jordan Glatt
Jordan M. Glatt - “Executive”

IN ORDER TO INDUCE EXECUTIVE TO ENTER INTO THIS AGREEMENT AND FOR THE DIRECT BUSINESS BENEFITS TO BE OBTAINED BY THE UNDERSIGNED AS A RESULT OF THIS AGREEMENT, ADS IN MOTION, INC. HEREBY GUARANTEES THE PERFORMANCE OF THIS AGREEMENT BY THE COMPANY AND AGREES, CONSENTS AND SHALL BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

ADS IN MOTION, INC

By:	/s/ Jordan Glatt
Title:
Name:	Jordan M. Glatt

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